Exhibit 99.2
IndyMac Bancorp, Inc. Second Quarter 2005 Earnings Review July 28, 2005

Forward-Looking Statements Certain statements contained herein may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words "anticipate," "believe," "estimate," "expect," "project," "plan," "forecast," "intend," "goal," "target,"and similar expressions identify forward- looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, such as the effect of economic and market conditions, including industry volumes; the level and volatility of interest rates; the Company's hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; the credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac's lenders and from loan sales and securitizations to fund mortgage loan originations and portfolio investments; the execution of IndyMac's growth plans and ability to gain market share in a significant market transition; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K. While all of the above items are important, the highlighted items represent those that in management's view merit increased focus given current conditions.

Overview Second Quarter 2005 Results Interest rate risk management Review of Balance Sheet and Overall Mortgage Credit Quality Future Outlook Historical Returns and Performance

Q2 05 Another Outstanding Quarter... Revenues, Earnings, ROE, Assets and Production all at New Highs...5th Consecutive Quarter of Record Production and Net Income Source: MBA Mortgage Finance Forecast dated July 12, 2005. Based on MBA July Mortgage Finance Forecast, see Form 10-Q for further description of market share. Earnings in the above table for Q2 04 are presented on a pro forma basis and exclude charges related to the implementation of SAB 105. A full reconciliation of GAAP and pro forma amounts is included in the Company's 2004 Form 10-K.

Production Has Outpaced Competitors Year Over Year, But Market Share Decreased Slightly In Q2 05 Compared To Q1 05... Typical For IndyMac In A Decreasing Interest Rate Environment



IndyMac
Mortgage Industry (1)
Top Five Mortgage Lenders (2)
1000%
900%
800%
700%
600%
500%
400%
300%
200%
100%
0%
Q1 99 (3)
Q2 99
Q3 99
Q4 99
Q1 00
Q2 00
Q3 00
Q4 00
Q1 01
Q2 01
Q3 01
Q4 01
Q1 02
Q2 02
Q3 02
Q4 02
Q1 03
Q2 03
Q3 03
Q4 03
Q1 04
Q2 04
Q3 04
Q4 04
Q1 05
Q2 05

(1)	Mortgage Industry Change	IndyMac Market Share Gain
Q1 00	-11%	22%
Q3 01	-12%	20%
Q1 02	-30%	31%
Q1 03	-21%	28%
Q2 03	49%	-18%
Q4 03	-47%	40%
Q2 04	43%	-4%
Q3 04	-23%	43%
Q4 04	-1%	10%
Q1 05	-2%	5%
Q2 05	30%	-6%

IndyMac's Mortgage Loan Origination Ranking (2):

Q1 99: 26th

Q1 05: 11th

CAGRs on Mortgage Production Volume Since Q1 99:

IndyMac	**43%**
Mortgage Industry(1)	13%
Top Five Mortgage Lenders(2)	14%

(1) Based on MBA July Forecast.

(2) Data obtained from National Mortgage News, adjusted for consolidations and company press releases.

(3) 1999 marked the beginning of IndyMac's transition to a depository institution and transition of business to e-MITS.

IndyMac Bank. NYSE:NDE

Raise your expectations.

5

Effective Micro Hedge On Pipeline Has Resulted in Relatively Stable Margins Over Varying Interest Rate Environments...In Addition, The Mortgage Banking Segment Pretax Profit Margins Demonstrate Overall Improving Trends The following table reflects the mortgage banking pretax profit margin (earnings before tax divided by loans produced) based on IndyMac's segment reporting in the Form 10-Q. As can be seen, the overall profit margins have improved year over year. Improvement in earnings as a % of production year over year demonstrates execution on strategy to enhance efficiency and returns as we leverage infrastructure.

Execution On Our Servicing Hedge Strategy Was Also Very Effective In Q2 05... Servicing Hedge Gains More Than Offset The $102 Million Valuation Write Downs On Servicing Related Assets Our strategy is to hedge the economic changes in value, which occasionally results in timing mismatches of valuation gains and hedge losses due to LOCOM limitations in accordance with GAAP...$5.3 million of valuation writeups could not be recognized in Q1 05, which reversed in Q2 05, resulting in the slight hedge ineffectiveness between periods. There was also $5.1 million in Q2 04 that reversed in Q3 04. Significant market movement in option volatility and yield curve flattening resulted in poor hedge performance in Q2 04. Hedging strategies and processes have significantly improved as evidenced by current results in this volatile market.

In The Past Year We Have Witnessed One Of The Most Volatile Interest Rate Environments Experienced In Some Time With 262 bps Flattening Of The Curve...Our Hedged Thrift Margin Has Been Relatively Stable In A Period Of Significant Yield Curve Flattening We do not hedge the NIM of the Mortgage Bank (we hedge gain on sale) due to the fact that we turn these assets frequently. As these are generally longer term assets funded short, the change in NIM on this portfolio typically mirrors the market. We do hedge the NIM in the Thrift, which has been relatively stable over the past 5 quarters. The majority of volatility in the Thrift NIM recently has been the result of applying the retrospective method of accounting under SFAS 91. This GAAP accounting distorts true economic results. Backing out the volatility caused by SFAS 91 accounting, our Thrift NIM would have been 1.99% and 2.19% in Q2 05 and Q1 05, respectively.

The Strength Of Our Hybrid Thrift/Mortgage Banking Model Was Demonstrated This Quarter By Continued Growth Of Quarterly Earnings & ROE Despite The Volatile Interest Rate Environment Earnings for Q2 04 in the above table are presented on a pro forma basis and exclude charges related to the implementation of SAB 105. A full reconciliation of GAAP and pro forma amounts is included in the Company's June 30, 2005 10-Q. ROE for Thrift in Q2 04 was higher than usual due to sales of portfolio loans and consumer construction lot loans at higher margins than in 2005. Excluding the additional gains associated with these loans sales, the ROE in Q2 04 would have been 24%.

Review of Balance Sheet and Overall Mortgage Credit Quality

89% of Assets At June 30, 2005 Consist of Low Credit Risk Held for sale and held for investment loans. Total commitments of $324 million of builder spec loans, with average loan commitments of $388 thousand, are excluded in the calculation of average loan size. Calculated as a % of the book value of the related loan portfolio.

Increase In Mortgage Banking Revenues More Than Compensates For Modest Increase In Credit Risk

Traditional Industry Definitions Overstate IndyMac's Credit Risk * An expanded subprime definition is being introduced this quarter. This category is represented by high quality borrowers from a credit/FICO perspective but loans have a subprime characteristic such as a higher LTV or debt ratio.

Production Trends Reflect Stable Credit Characteristics...Yet Fewer Full Doc Loans, Higher % Of 12MAT Option ARM and Hybrid ARM IO Increase Credit Risk Modestly

Product Features: Adjustable Interest Rate comprised of an index and "credit margin" 12 MAT index is the moving average of the one year Treasury Rate over the most recent 12 months. Index is reset monthly; however, the impact of interest rate changes on the index is lagged, due to the "moving average" feature. Product offers a "teaser" or start rate of 1% for one month. 3 Payment Options: minimum, interest-only, fully amortizing Gives flexibility to borrowers with fluctuating income (self-employed, commission). Minimum payment option during year one is based upon a fully amortizing payment, assuming the interest rate equals the start rate, which would typically result in negative amortization. Negative amortization potential is capped at 110% of original loan balance. Payment and Interest Rate Caps: 7.5% annual payment cap (on minimum payment option) and 9.95% lifetime interest rate cap Provides payment stability & "payment shock" protection for borrowers in rising rate environments. Fixed minimum payment options spans one year. Flexible Product Guidelines: Product has broad appeal, while guidelines are generally more conservative than Alt A product guidelines to mitigate the potential impact of negative amortization Loans qualify at higher of fully indexed rate (currently averaging 5.737%) or 4.500%. Lowest credit (FICO) score of 620 Max 95% LTV. LTVs over 80% require mortgage insurance and cash reserves Attractive Pricing and Stable Index: Low start rate combined with historically stable index makes this an attractive loan with potentially less interest rate volatility than other ARM products. Borrower Appetite For 12MAT Option ARMs Has Increased In The Past Year As A Segment Of Borrowers Value The Flexibility These Products Offer

Underlying Credit Indicators Show 12MAT Option ARM Loans Have Characteristics Of Solid Prime Borrowers Analysis of the 12MAT Option ARM product in our servicing portfolio show that currently 60% of borrowers are making partial or full P&I payments, 3% are making interest only payments, and 37% are opting to make payments below the interest only payment amount Although 37% of borrowers are currently opting to pay less than interest only payments, resulting in some level of negative amortization, the total accrual is still deminimus...total interest accrual on 12Mat Option ARM loans represented only 0.35% of related UPB as of June 30, 2005 Through June 30, 2005, we have originated $15.4 billion in 12Mat Option ARMs of which 93% has been sold for significant gains. Currently on the balance sheet we hold $891 million of such loans, and $12 million of non-investment grade securities.

Future Outlook

GAAP Earnings In Q2 05 Include $0.05 Of Unusual Items...$1.21 Still Record Quarterly EPS With 34% Growth Over Q2 04 Premium amortization on certain securities increases or decreases disproportionately in periods of significant declines or increases in rates due to the application of the retrospective method under SFAS 91. In the current quarter, the 60 bp decline in long-term rates resulted in incremental premium amortization of approximately $1.7 million. On an economic basis our hedge gains approximated valuation losses in Q2 05. However on a GAAP basis hedge gains exceeded valuation losses by $5.3 million as a result of valuation gains in Q1 05 that could not be recognized due LOCOM limitations, which reversed in the current quarter as interest rates declined. Additionally, certain non- investment grade securities were sold in Q2 05 with a gain of $5.7 million. Expenses related to the settlement of a consumer class action lawsuit totaling $3 million were recorded in Q2 05. No other material lawsuits are pending at this time.

The FASB postponed required implementation of SFAS 123R for calendar year-end companies until 2006, so IndyMac will implement it effective January 1, 2006 as required. As such, the current guidance of $4.62 does not include any adjustment related to expensing stock options. Based on Strong Q2 Results, Forecast for 2005 Increased to $4.62 and Now Represents Growth of 36% Over 2004...Q3 Forecasted to Be Consistent with Q2 Normalized Level of $1.21

Management Has a Strong Track Record of Growth and Returns Over Various Interest Rate Environments (1) 1999 marked the beginning of IndyMac's transition to a depository institution and taxable entity (earnings and EPS in 1999 are presented pro forma fully- taxed). 12/31/92 marked inception of IndyMac's transition from a passive REIT to an operating mortgage banker with current senior management.

While IndyMac's Shareholder Returns Have Exceeded Market and Large Cap Peers Over It's History, The P/E is Currently Below Historical Average and Average for Thrifts in General...Returns Could Remain Strong With Continued Execution And Multiple Expansion IndyMac Avg. P/E Multiple Thrift Avg. P/E Multiple

What Could Go Wrong? While the Forecast Represents Our Best Estimation At This Time, Actual Results Could Vary Significantly Due To A Number Of Potential Factors Interest rates increase and mortgage industry volumes/margins contract more than planned...or interest rates decrease and mortgage industry volumes/margins expand The housing market deteriorates and volumes decline while credit losses increase New participants increase competition in mortgages, in particular Alt-A,12MAT Option ARMs, and HELOCs (Wall Street firms, GE, MBNA, Capital One, etc.) Our pipeline and servicing hedge programs and our overall ALM strategies might not be as effective as the past IndyMac management does not execute as planned

NYSE: NDE